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                                                                    EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE

Press Contact:                          Investor Contact:
Woodrow Mosqueda                        Marisa Lewis
McAfee.com                              McAfee.com
(408) 992-8119                          (408) 992-8282
wmosqueda@mcafee.com                    mlewis@mcafee.com


     MCAFEE.COM ANNOUNCES RECORD YEAR 2001 REVENUES OF $62.0 MILLION UP 32%
                FROM 2000; PRO-FORMA EARNINGS PER SHARE OF $0.14

                 FOURTH QUARTER 2001 REVENUES OF $18.6 MILLION;
                     PRO-FORMA EARNINGS PER SHARE OF $0.09

SUNNYVALE, Calif., January 16, 2002 -- McAfee.com (Nasdaq: MCAF), a leading provider of Web security services, today announced operating results for the fourth quarter and fiscal year ended December 31, 2001. Revenue for the fourth quarter of fiscal year 2001 was $18.6 million up $6.5 million from the same period last year, representing year-over-year revenue growth of 54 percent. Fourth quarter revenues increased sequentially 15 percent over third quarter revenues of $16.2 million. Pro-forma net income for the quarter, excluding non-cash charges related to stock-based compensation and the amortization of intangibles, was $4.2 million or $0.09 per share. Net income for the quarter, including such non-cash charges was $904,000 or $0.02 per share.

Revenue for fiscal year 2001 was $62.0 million, as compared to $46.9 million a year ago, representing annual revenue growth of 32 percent. Pro-forma net income, excluding non-cash charges related to stock-based compensation and the amortization of intangibles, was $6.8 million or $0.14 per share. Net loss for the year, including such non-cash charges was $854,000 or a loss of $0.02 per share.

"This has been a terrific year for everyone at McAfee.com," said Srivats Sampath, president and chief executive officer, McAfee.com. "We delivered on our commitments and executed flawlessly. We continue to prove our standing as a world leader in providing managed security services to consumers and small to medium-sized businesses."

Fourth Quarter Highlights

Subscriber Momentum

    - Total unique paid subscribers surpassed 1,345,000 million during the quarter. New subscribers acquired during the period exceeded 125,000. The Company also experienced a renewal rate of approximately 85 percent for its premium security services. The Company's average sale per subscriber was $28.50.

    - As of December 31, 2001, the Company had over 1,590,000 active paid subscriptions to various McAfee.com services demonstrating a continued push to sell more services to its current subscriber base.

    - McAfee.com for Business, which provides managed security services for the SME market continues to gain traction with the continued acquisition of over 1,400 new customers.

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New Services and Products

    - McAfee.com released the next-generation of the McAfee.com Personal Firewall, which incorporates advanced intrusion detection and a graphical intruder trace utility. The Company also introduced Hackerwatch.org, a community and collection point for Internet users to report and share information regarding "hackers" and other unwanted traffic.

    - McAfee.com unveiled and launched VirusScan Online for Windows XP at Microsoft's (Nasdaq: MSFT) Windows XP launch event in New York City. Incorporating a totally new user experience, VirusScan Online for XP fully integrates Microsoft .NET technologies such as Alerts, Passport and other XML based Web services.

    - McAfee.com continued its international expansion with the launch of localized Web properties and services in the United Kingdom and Germany. In addition to providing crucial Web security services in the local language, these properties also allow consumers to transact with the company using the Euro and local currencies.

Other Business News

    - McAfee.com also unveiled the "McAfee.com Security Center" for Microsoft Windows XP Messenger, making McAfee.com one of five key companies selected to appear in "tabs" within the application, offering services and content to users of Windows XP. Featured in the Security Center will be security news and information focused on creating awareness of security issues and offering advice about how consumers can protect themselves from various Internet threats.

    - The Company appointed Brad Kingsbury as its new vice president of engineering. Mr. Kingsbury brings to McAfee.com over 15 years of technical and managerial experience at companies such as CyberMedia and Symantec. He was the chief technology officer and vice president of engineering for CyberMedia, an Internet and management utilities company. Prior to this, he was the chief technologist at Symantec/Peter Norton Group, where he was an original designer and developer of anti-virus and utility applications including Norton AntiVirus and Norton Utilities.

Product Pricing and Accounting Matters

    - New Product Introduction Favorably Affecting Revenue: Revenue for the quarter and year ended December 31, 2001 was favorably impacted by approximately $1.6 million due to the introduction of a new retail boxed version of VirusScan 6.0 by Network Associates (Nasdaq: NETA) which included the introduction of post-contract customer support (PCS) at $4.95 per year. In order to remain competitive, McAfee.com elected to also offer one year of PCS for these products at $4.95. As a result of this new PCS pricing, the amount of revenue deferred on these products will be on average 14 percent of the sales price. Prior to this product release, McAfee.com deferred on average 75 percent of the sales price.

    - Customer Support Costs: Based on industry practice, McAfee.com has elected to reclassify into "cost of goods sold" the membership service costs which were previously reflected as an operating expense in the Sales & Marketing line. This reclassification results in no change to income from operations. For 2000 and 2001, membership service costs were approximately $4.1 million and $6.6 million, respectively. After giving effect to this reclassification, the Company's gross margin for the quarter ended December 31, 2001 was 72% compared to 65% in the quarter ended December 31, 2000, and gross margin for the year ending December 31, 2001 was 67% compared to 66% in the prior year.

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A conference call with Company Management will be held today, Wednesday January
16, 2002, at 2:00 pm Pacific time. Investors are encouraged to participate in the conference call to gain a more detailed understanding of current operational results, as well as general management guidance regarding expectations of future results. The call will be broadcast live at http://www.mcafee.com , or you may call in to listen. The conference telephone numbers are: toll free 1-877-917-1549, or +1-415-228-4649: pass code McAfee.

A replay of the conference call will be available shortly after the conclusion of the call. The dial in numbers are: 1-800-873-2017 or +1-402-220-5357.

ABOUT MCAFEE.COM

McAfee.com Corporation is a world-leading provider of managed Web security, optimization and maintenance services. Using a patented system and process of delivering software through an Internet browser, McAfee.com has redefined how software is developed, delivered and experienced by PC users at home and at work, virtually eliminating the need to install, configure and manage the technology on a local PC or network. McAfee.com hosts software application services on its vast technology infrastructure and provides these services to users online through its Web site www.mcafee.com. McAfee.com has signed up more than 1.3 million paid active subscribers, making it one of the largest paid subscription sites on the Internet. The company estimates that 30% of its subscriber base is international.

For more information, contact McAfee.com at 408-992-8100 or visit http://www.mcafee.com.

NOTE: McAfee is a registered trademark of Network Associates, Inc. and/or its affiliates in the U.S. and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

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